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EXHIBIT T3E.3

                      POLYTAMA INTERNATIONAL FINANCE B.V.
                             P.T. POLYTAMA PROPINDO

                  SOLICITATION OF CONSENTS TO AMEND INDENTURE

                                  RELATING TO

                   11 1/4% GUARANTEED SECURED NOTES DUE 2007

                                   ISSUED BY

                      POLYTAMA INTERNATIONAL FINANCE B.V.
                 (US$200,000,000 PRINCIPAL AMOUNT OUTSTANDING)

     IRREVOCABLY AND UNCONDITIONALLY GUARANTEED AS TO PAYMENT OF PRINCIPAL,
              PREMIUM, INTEREST AND ADDITIONAL AMOUNTS, IF ANY, BY

                             P.T. POLYTAMA PROPINDO

                                                                   July 13, 1998

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     Polytama International Finance B.V. (the "Issuer") and P.T. Polytama Propindo (the "Company") are soliciting consents (the "Consent Solicitation"), upon the terms and subject to the conditions set forth in the enclosed Consent Solicitation Statement dated July 13, 1998 (the "Statement") and the enclosed form of Consent (the "Consent Form") from holders (the "Holders") of 11 1/4% Guaranteed Secured Notes due 2007 (CUSIP Number 73180UAA0) (The "Notes") to the proposed amendments (the "Amendments") of the Indenture relating to the Notes.

     We are asking you to contact your clients for whom you hold the Notes registered in your name or in the name of your nominee or who hold the Notes registered in their own names.

     The Issuer and the Company will not pay any fees or commissions to any broker or dealer or other person for soliciting consents from Holders of the Notes pursuant to the Consent Solicitation. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

     Enclosed is a copy of the following documents:

          1. The Statement.

          2. The Consent Form for your use and for the information of your clients.

     For purposes of the Consent Solicitation, the Depository Trust Company ("DTC") has authorized DTC Participants ("Participants") set forth in the Position Listing of DTC as of the Record Date to execute consent forms as if they were the Holders of the Notes held of record in the name of DTC or the name of its nominee. Accordingly, for purposes of the Consent Solicitation, the term "Holder" shall be deemed to include such Participants. Only those holders appearing on the Participant Position Listing provided by the Depository Trust Company should submit their consents to the Trustee.

     Your prompt action is required. The Issuer and the Company will not be making any payments in connection with the Consent Solicitation. Consents to the Amendments may be revoked at any time prior to the execution of the First Supplemental Indenture giving effect to the Amendments.
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     Additional copies of the enclosed material may be obtained from the Trustee or the Information Agent.

                                          Very truly yours,

                                          Polytama International Finance B.V.
                                          P.T. Polytama Propindo

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE ISSUER, THE COMPANY OR THE TRUSTEE, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE STATEMENT OR THE ACCOMPANYING CONSENT FROM.

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